Exhibit 4.2

SHEFFIELD STEEL CORPORATION

as Issuer

and

the GUARANTORS named herein

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 8, 2004

to

INDENTURE

Dated as of August 12, 2004

11 3/8% Senior Secured Notes due 2011

FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of October 8, 2004, among Sheffield Steel Corporation, a Delaware corporation (the “Company”), each of the Guarantors named herein (including each Guarantor whose guarantee is confirmed by, or becomes effective pursuant to, this First Supplemental Indenture), as guarantors, and U.S. Bank National Association, as Trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).

WHEREAS, pursuant to a certain Indenture, dated as of August 12, 2004, among the Company, the Guarantors named therein and the Trustee (as in effect on the date hereof, the “Indenture”), the Company issued its 11 3/8% Senior Secured Notes due 2011; and

WHEREAS, in accordance with the Indenture, the Company has obtained the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to certain amendments (the “Amendments”) to the Indenture as set forth in this First Supplemental Indenture;

WHEREAS, pursuant to Sections 9.02 of the Indenture, the Company and the Guarantors, when authorized by resolution of their respective Boards of Directors, and the Trustee, together, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, are authorized to amend or supplement the Indenture as set forth in this First Supplemental Indenture;

WHEREAS, the Company, each of the Guarantors and the Trustee desire and have agreed to execute and deliver this First Supplemental Indenture as herein provided and all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Notes as follows:

Section 1. The definition of “Change of Control” in Section 1.01 (Definitions) of the Indenture is hereby amended by:

(a) Deleting clauses (3) and (4) of and inserting the following new clause (3):

“(3) any Person or Group (other than one or more Permitted Holders) is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company; or”

(b) Renumbering clause (5) as clause (4) and changing the reference to “clauses (1) through (5)” in the last paragraph thereof to “clauses (1) through (4)”.

Section 2. The Company and the Guarantors, agree that the Trustee is permitted, and each of them hereby authorizes the Trustee, to place a notation about this First Supplemental Indenture on the Notes in accordance with the provisions of Section 9.05 of the Indenture.

Section 3. The Trustee accepts this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

Section 4. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. Except as otherwise expressly provided for in this First Supplemental Indenture, all of the terms and conditions of the Indenture are hereby ratified and shall remain unchanged and continue in full force and effect.

Section 5. The recitals contained in this First Supplemental Indenture shall be taken as the statements made solely by the Company and the Guarantors, and the Trustee shall have no liability or responsibility for their correctness, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 6. This First Supplemental Indenture shall become effective upon the execution and delivery hereof by the Company, the Guarantors and the Trustee.

Section 7. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 8. This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

SHEFFIELD STEEL CORPORATION

By:	/s/ Stephen R. Johnson
Name:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer

SAND SPRINGS RAILWAY COMPANY, as a Guarantor

By:	/s/ Stephen R. Johnson
Name:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Elizabeth C. Hammer
Name:	Elizabeth C. Hammer
Title:	Vice President

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